 FOR IMMEDIATE RELEASE

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Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

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John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

CV THERAPEUTICS ANNOUNCES MERLIN TIMI-36 STUDY TO CONTINUE AS PLANNED BASED ON INTERIM ANALYSIS

PALO ALTO, Calif., February 9, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the MERLIN (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) TIMI-36 study of RanexaTM (ranolazine extended-release tablets) will continue as planned based on the results of an interim efficacy analysis.

As specified in the MERLIN TIMI-36 study protocol, the independent Data Safety Monitoring Board (DSMB) overseeing the study conducted an interim efficacy analysis as well as a periodic safety assessment when approximately half of the anticipated major cardiovascular events occurred. A statistically significant drug treatment effect on the rate of cardiovascular death with a p-value of less than 0.001 was pre-specified as being required for the DSMB to consider a recommendation to stop the study early. The Company has been informed that the DSMB recommended that the study continue as planned.

Preliminary study results for the MERLIN TIMI-36 study could be available in the fourth quarter of 2006 or the first quarter of 2007.

"After the recent FDA approval of Ranexa, the MERLIN TIMI-36 study is an important study to potentially expand the indication. We are excited that the study will continue, as we expected it would, and we look forward to meeting our next milestone, which is completion of patient enrollment," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.

On January 27, 2006, the U.S. Food and Drug Administration (FDA) approved Ranexa for the treatment of chronic angina. Because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other antianginal drugs. Ranexa should be used in combination with amlodipine, beta-blockers or nitrates. The effect on angina rate or exercise tolerance appeared to be smaller in women than men.

The approval of Ranexa marked the first new pharmaceutical approach to treat angina in more than 20 years in the United States. CV Therapeutics anticipates that Ranexa will be available in pharmacies in late March.

Complete prescribing information for Ranexa, including detailed safety and dosage information, is available at www.cvt.com.

MERLIN TIMI-36 is being conducted under the FDA's special protocol assessment (SPA) process. Under the SPA agreement, if treatment with Ranexa is not associated with an adverse trend in death or arrhythmia compared to placebo, the study's safety database could support potential approval of Ranexa as first-line chronic angina therapy, even if statistical significance on the primary endpoint is not achieved, provided that we also complete successfully an ongoing clinical evaluation of higher Ranexa doses.

Importantly, under the same MERLIN TIMI-36 SPA agreement, if statistical significance on the primary endpoint is achieved, Ranexa could gain approval for hospital-based treatment of acute coronary syndromes (ACS) and for long-term prevention of ACS in patients that present at the hospital with ACS and are treated and discharged.

The MERLIN TIMI-36 study is being conducted by the Harvard-based Thrombolysis In Myocardial Infarction (TIMI) Study Group, under the direction of Eugene Braunwald, M.D. and David Morrow, M.D.

Study Summary
MERLIN TIMI-36 is a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in approximately 6,500 patients with non-ST elevation acute coronary syndromes treated with standard therapy. The primary efficacy endpoint in MERLIN TIMI-36 is time to first occurrence of any element of the composite of cardiovascular death, myocardial infarction or recurrent ischemia in patients with non-ST elevation ACS receiving standard therapy. The study also evaluates the safety of long-term treatment with Ranexa compared to placebo.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients are enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with oral Ranexa or placebo. All patients also receive standard therapy during both hospital-based and outpatient treatment. The oral doses of Ranexa used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

The study's duration is event driven. The trial is expected to continue until a pre-specified number of cases of cardiovascular death, myocardial infarction or severe recurrent ischemia have been observed, and a pre-determined number of deaths from any cause have occurred.

About CV Therapeutics
CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include RanexaTM (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina.   Because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other antianginal drugs. Ranexa should be used in combination with amlodipine, beta-blockers or nitrates. The effect on angina rate or exercise tolerance appeared to be smaller in women than men. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, special protocol assessment agreements, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; special protocol assessment agreements; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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